Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

VERENIUM REPORTS RESULTS OF 2009 ANNUAL STOCKHOLDERS MEETING

-- Board of Directors approves 1-for-12 reverse stock split --

CAMBRIDGE, Mass., September 2, 2009 – Verenium Corporation (NASDAQ: VRNM), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, today reported that at the Company’s annual meeting of stockholders held on Tuesday, September 1st in Cambridge, MA, each of the following proposals were approved:

•	Election of the three (3) directors – Dr. James H. Cavanaugh, Mr. Simon Rich, and Mr. Joshua Ruch – to hold office until the 2012 Annual Meeting of Stockholders;
•	Approval to effect a reverse stock split at any exchange ratio from 1-for-12 to 1-for-20;
•	Approval of a stock option exchange program; and
•	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

In addition, the Company’s Board of Directors today approved a 1-for-12 reverse stock split of the Company’s common stock and set September 2, 2009 as the record date for the reverse split. The 1-for-12 reverse stock split will automatically convert 12 shares of the Company's common stock into one share of common stock. The reverse stock split will reduce the number of shares of the Company's common stock outstanding from approximately 111.3 million as of the filing of the Company’s most recent Quarterly Report on Form 10-Q, to approximately 9.3 million shares, and will also affect all issued and outstanding shares of the Company's common stock, and shares of common stock underlying stock options and warrants that are outstanding immediately prior to the effective date of the reverse stock split. Cash will be paid in lieu of any fractional shares resulting from the reverse stock split.

“We are pleased with the results of our annual meeting and thank our shareholders for their continued support,” said Carlos A. Riva, President and Chief Executive Officer at Verenium.  “Verenium has undergone substantial changes over the past year and with well over 100 million shares currently outstanding, we believe a reverse stock split is an important and necessary change in our financial structure.”

“Additionally, we believe that the reverse stock split is a necessary step to ensure our continued compliance with NASDAQ listing requirements and could also allow us to attract a broader range of eligible investors to our story,” added James E. Levine, Executive Vice President and Chief Financial Officer of Verenium.
Approximately 83% of outstanding shares entitled to vote were represented at the meeting.  The complete results of the voting will be included in the next quarterly report on Form 10-Q to be filed by the Company with the Securities and Exchange Commission.

About Verenium
Verenium Corporation is a leader in the development and commercialization of cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the biofuels, industrial, and animal health markets. The Company possesses integrated, end-to-end capabilities and cutting-edge technology in pre-treatment, novel enzyme development, fermentation and project development for next-generation biofuels. Through a joint venture with BP, the Company is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of non-food feedstocks, including dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

Verenium's Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium's world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions. For more information on Verenium, visit http://www.verenium.com.

Forward Looking Statements
Statements in this press release that are not strictly historical are "forward-looking" and involve a high degree of risk and uncertainty.  These include, but are not limited to, statements related to the Company's strengthening of its balance sheet and the impact on the exchange on future growth and success, the Company’s financing flexibility or ability to obtain future financing, operations, capabilities, commercialization activities, target markets, cellulosic ethanol facilities, target markets and future financial performance, results and objectives, all of which are prospective.  Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium's technologies, risks associated with the costs, labor requirements and labor availability associated with Verenium's demonstration plant, risks associated with Verenium's ability to obtain additional capital to support its planned operations and financial obligations, risks associated with Verenium's dependence on patents and proprietary rights, risks associated with Verenium's protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium's dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium's technologies and timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and laws and regulations applicable to them, and risks and other uncertainties more fully described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Company's annual report on Form 10-K for the year ended December 31, 2008 and any updates contained in its subsequently filed quarterly reports on Form 10-Q.  These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any intent or obligation to update these forward-looking statements.

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Verenium Contacts:
Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Sarah Carmody Sr. Corporate Communications Associate 617-674-5357 sarah.carmody@verenium.com